EXHIBIT 99.1

MyDx Launching AquaDx Sensor to Test for Harmful Chemicals in Water; Company Accepting Pre-Orders for December Delivery

LA JOLLA, Calif., Sept. 15, 2016 (GLOBE NEWSWIRE) -- MyDx, Inc. (OTCQB:MYDX), a rapidly growing chemical detection company and the makers of MyDx®, the first multi-use hand-held chemical analyzer for consumers, today announced it is launching its AquaDx™ sensor chip for the analysis of toxic chemicals in water, and is now accepting pre-orders at special pricing for early adopters.  The AquaDx Sensor works interchangeably with the MyDx Analyzer and, along with the CannaDx™ sensor, is the second of its four different sensors -- with OrganaDx™ (tests organic fruits and vegetables) and AeroDx™ (tests air quality) both in beta stage and also slated for launch in the coming months.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/11ea6172-051c-4c84-8a08-42e7a004919f

MyDx Early Adopters Win
For a limited time, the Company is running a special AquaDx pre-order promotion. New MyDx customers ordering the multi-use Analyzer and AquaDx Electronic Sensor Chip will receive a $100 discount, plus ten free single-use AquaDx sensors and free shipping and handling. Existing MyDx Analyzer owners will receive the AquaDx Electronic Sensor Chip plus ten free single-use AquaDx sensors and a free Multi-Use retrofit upgrade kit ($99 value) and free shipping and handling, for $69.95.  AquaDx delivery is scheduled for December 15. For more info about AquaDx and pre-order details, visit: https://www.cdxlife.com/aqua-sensor/.

MyDx Analyzer Applications Growing: AquaDx Addresses $3 Billion Growth Market
The global addressable market for water testing and analysis instruments is approximately $2.9 billion, and projected to grow at compound annual growth rate of 5.2% to reach $3.5 billion by 2019. By putting sophisticated water chemical test and analysis technology in the palm of consumers’ hands, conveniently and affordably, the Company expects its next-generation AquaDx technology will disrupt and significantly expand the global marketplace for water testing.

The Next Generation of Consumer-Grade Water Quality Testing
Just as it does for the CannaDx sensor, the MyDx Analyzer connects the AquaDx sensor by Bluetooth to a smart phone app (iOS and Android) that uploads and aggregates big data analytics and downloads a comprehensive report to the consumer within minutes. The AquaDx application will offer three different one-time disposable sensors, for:

  Pesticides and Heavy Metals (Set to US Military Standards)
  Lead (Set to EPA Standards, Think Flint Michigan water health crisis)
  Total Hardness, Total Chlorine, pH and Total Alkalinity (Many municipalities use chlorine to “purify” their water. Alkalinity and pH of the body must stay within a narrow range to be healthy and accordingly, in recent years, the scientific community places increasing importance on the alkalinity of the food and water we consume.)

AquaDx features include:

  Real-time detection of toxic chemicals in drinking water
  Tests for pesticides, heavy metals and other neurotoxin chemicals to the US Military Exposure Guideline (MEG) for Safety
  Easy to use, pass/fail results within six minutes
  Handheld, battery operated, fits in your back pocket
  Track your data, share on social media, print results

AquaDx provides its users with a Total Toxicity Profile™ (TTP), a proprietary measurement that reports a Pass or Fail based on the presence of neurotoxic chemicals in water at concentrations that exceed the US Military Exposure Guideline (MEG) for drinking water (assuming 7-14 day exposure, 15L/day consumption, 70kg person) and are below the estimated Human Lethal Consumption (HLC) guideline. This test covers key organophosphate/carbamate pesticides and toxic heavy metals.

Dramatic Boost to Earnings Power and Ensuring Safe Water for All
Commenting on the AquaDx launch, Daniel R. Yazbeck, MyDx Chairman and CEO, said, “Unlike our popular CannaDx analyzer, which addresses a rapidly growing $5 billion legal cannabis market whose product quality is largely unregulated, the AquaDx analyzer potentially addresses everyone on the planet who drinks water.

“The Flint Michigan poisoned water health crisis is only the most recent and highly publicized incident of its type; there are many others,” he added. See the July 28, CNN article featuring MyDx on this subject at: http://money.cnn.com/2016/07/28/technology/water-contamination-flint-cdx/index.html.

“While AquaDx is highly anticipated to provide a dramatic increase to our earnings power, this launch is especially gratifying for myself and all MyDx employees at a personal level given that everyone, worldwide, should have access to clean, safe drinking water. AquaDx will empower consumers to test their water safety in a simple and practical way,” Mr. Yazbeck concluded. “I invite all MyDx shareholders to share in the pride and satisfaction of helping to commercialize the important health benefit our AquaDx will provide consumers globally.”

About MyDx, Inc.
MyDx, Inc. (OTCQB:MYDX) is a chemical detection and sensor technology company based in San Diego, California whose mission is to help people Trust & Verify® what they put into their minds and bodies. The Company developed MyDx®, a patented, affordable portable analyzer that provides real-time chemical analysis and fits in the palm of the user’s hand. The multi-use MyDx analyzer leverages over a decade of established technology to measure chemicals of interest. It owns a substantial and growing intellectual property portfolio of patents covering its technology. With its CannaDx™ sensor commercialized, it has three other sensors being developed in its lab that are compatible with the MyDx Analyzer and App that will empower consumers to test the chemical composition of everything they eat, drink and inhale.  For more information, please visit www.cdxlife.com.

Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at http://ir.cdxlife.com/all-sec-filings or www.sec.gov.

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

Investor Contact:
Phillip Sugarman, Vice President
Investor Relations Partners
Phone: 818-280-6800
psugarman@irpartnersinc.com